UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 17, 2025

Palladyne AI Corp.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-39897	85-2838301
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

650 South 500 West, Suite 150
Salt Lake City, Utah		84101
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (888) 927-7296

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	PDYN	The Nasdaq Stock Market LLC
Redeemable warrants, exercisable for shares of Common Stock at an exercise price of $69.00 per share	PDYNW	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Director Appointment

On February 17, 2025, the board of directors (the “Board”) of Palladyne AI Corp. (the “Company”), upon recommendation from the nominating and corporate governance committee of the Board, appointed Michael T. Young to serve as a Class III director of the Company, effective as of February 24, 2025, with an initial term expiring at the Company’s 2027 annual meeting. On February 19, 2025, Mr. Young was appointed as a member of the Compensation Committee and the Strategic Transaction Committee of the Board, effective as of February 24, 2025.

Mr. Young has held various roles at Caterpillar Inc. (NYSE: CAT) from August 2005 to March 2023, including serving as Director M&A Asia Pacific for over 6 years in China leading M&A transactions from 2006 to 2012. Mr. Young also played a key role in Caterpillar’s corporate strategy and led Caterpillar Ventures, a subsidiary of Caterpillar, as Director Caterpillar Ventures from inception in 2015 until his retirement in 2023. During his tenure at Caterpillar, Mr. Young was involved in over 30 of Caterpillar Ventures’ investments and served as a director for two companies and as a board observer for multiple other companies on behalf of Caterpillar. Prior to Caterpillar, Mr. Young worked at Dell Technologies Inc. (NYSE: DELL) from 1995 to 2001, where he became the first chief financial officer for Dell China, a wholly owned subsidiary of Dell. He was instrumental in establishing financial protocols and standards while also being heavily involved in daily operations. Before Dell, Mr. Young spent nearly 10 years at Ethyl Corporation, where he served as Accounting Manager. Mr. Young received an Associate Degree in Business from the Meramec Community College and a Bachelor of Science Degree in Finance from Southern Illinois University at Edwardsville. He was previously a Certified Public Accountant in Illinois. We believe Mr. Young's extensive experience in corporate strategy, investments, finance, accounting and leadership, particularly at Caterpillar and Dell, qualifies him to contribute valuable insights to our Board of Directors.

There are no arrangements or understandings between Mr. Young, on the one hand, and the Company or any other persons, on the other hand, pursuant to which Mr. Smith was selected as a director. There are no related party transactions between Mr. Young or any member of his immediate family and the Company or its subsidiaries that would require disclosure under Item 404(a) of Regulation S-K under the Securities Act of 1933, as amended.

For serving on our Board, Mr. Young will receive compensation in accordance with the Company’s outside director compensation policy, as in effect at the time. The current terms of the Company’s outside director compensation policy is described in the section titled “Director Compensation” of the Company’s Annual Proxy Statement filed with the Securities and Exchange Commission on April 23, 2024. Mr. Young will also enter into the Company’s standard form of indemnification agreement for directors and executive officers.

Director Retirement

On February 17, 2025, Laura J. Peterson, Executive Vice Chair and a member of the Board, notified the Company of her retirement from the Board and all positions with the Company, effective February 23, 2025. At the time of her notice, Ms. Peterson was not a member of any committee of the Board. Ms. Peterson’s retirement was not the result of any disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

A copy of the press release announcing Mr. Young’s appointment to the Board and Ms. Peterson’s resignation from the Board is attached hereto as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description
99.1	Press Release dated February 19, 2025
104	Cover Page Interactive Data File (formatted as Inline XBRL)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Palladyne AI Corp.

Dated:	February 19, 2025	By:	/s/ Stephen Sonne
		Name: Title:	Stephen Sonne Chief Legal Officer & Secretary